EXHIBIT 99.1

 Vans, Inc. Reports Record Third Quarter Sales and Earnings; Company
  Raises FY '04 Guidance and Provides FY '05 Guidance; Retail Comps
                                up 14%

    SANTA FE SPRINGS, Calif.--(BUSINESS WIRE)--March 24, 2004--Vans, Inc. (Nasdaq: VANS) today announced record financial results for the third quarter of fiscal 2004 ended February 28, 2004.
    Net sales for the base business for the quarter (excluding skateparks expected to be closed) increased 10.0% to $86.3 million, compared to $78.4 million for the third quarter of fiscal 2003. Net income for the base business was $7.2 million for the third quarter, versus a net loss of ($3.7) million in the same period last year, and the Company had diluted earnings per share for the base business of $0.39 for the quarter versus a diluted loss per share of ($0.21) in the prior year period.
    Gary H. Schoenfeld, President and Chief Executive Officer, stated, "Following an excellent holiday season, all three channels of our business, U.S. Wholesale, Retail and International exceeded our revised plans both in terms of revenues and gross margins, resulting in total sales and earnings well above expectations."
    Net sales for the base business for the first nine months of fiscal 2004 increased 7.8% to $276.3 million, compared to $256.2 million for the corresponding period a year ago. Net income for the base business was $17.0 million compared to a net loss of ($0.9) million in the same period last year, and diluted earnings per share for the base business was $0.93 versus a diluted loss per share of ($0.05) in the prior year period.
    On a GAAP basis (including skateparks expected to be closed), the Company reported net sales for the quarter of $88.6 million, compared to $80.8 million for the third quarter of fiscal 2003, net income from continuing operations of $7.1 million versus a net loss of ($7.2) million, and diluted earnings per share from continuing operations of $0.39, versus a diluted loss per share from continuing operations of ($0.40) a year ago. Net sales for the first nine months of fiscal 2004 on a GAAP basis were $282.4 million, compared to $263.3 million for the same period last year, net income from continuing operations was $12.1 million versus a net loss of ($5.0) million a year ago, and diluted earnings per share from continuing operations for the period were $0.66 versus a diluted loss per share from continuing operations of ($0.28). For a reconciliation of GAAP results to the Company's base business results refer to Table 2 following the text of this release.
    "As evidenced by these results, the VANS brand continues to strengthen as a leader in action sports and youth lifestyle," Mr. Schoenfeld said. "The focus and creativity given to each segment of our product line is helping further drive the aspiration and affinity towards our brand and the growth of our overall business."
    For the base business, total U.S. sales for the third quarter including sales through Vans' U.S. retail stores, were $54.7 million versus $48.6 million for the same period a year ago. U.S. national sales in the third quarter were $25.8 million versus $22.6 million a year ago. Comp store sales for retail were up 14.4% for the third quarter. With eight less stores compared to a year ago, total U.S. retail sales for the base business increased 11.0% to $28.9 million in the third quarter of fiscal 2004 from $26.0 million in the same period a year ago. Total international sales were $31.6 million versus $29.8 million a year ago. On a constant dollar basis international sales would have been $27.8 million compared to last year.
    On a GAAP basis, total U.S. sales for the third quarter were $57.0 million versus $50.9 million in the same period a year ago. Similarly on a GAAP basis, total sales through the Company's U.S. retail stores increased 9.8% to $31.2 million.
    Gross margins for the quarter increased 520 basis points to 52.5% vs. 47.3% a year ago. Inventory decreased $4.9 million to $45.2 million compared to $50.1 million a year ago and the Company's balance sheet remains strong with $64.5 million in cash and cash equivalents.
    Mr. Schoenfeld said, "We are very pleased with the overall strengthening of our business and in particular both wholesale and retail in the U.S. The channel segmentation of our products is helping fuel growth with core shops, our larger customers and our own retail stores resulting in a solid year for fiscal 2004 and a substantial increase in bookings for Back to School FY '05.* With the skatepark terminations having been resolved, we continue to make important progress operationally in several other areas including inventory management, leveraging of expenses and at-once deliveries."
    The Company stated that it has revised upward its guidance for fiscal year 2004. The Company now expects diluted earnings per share for the base business and on a GAAP basis to range from $0.80 to $0.82 and $0.62 to $0.64, respectively, for fiscal 2004.* For the fourth quarter, the Company now expects a diluted loss per share from continuing operations for the base business and on a GAAP basis to range between ($0.11) to ($0.13) and ($0.14) to ($0.16), respectively.* More detailed guidance is set forth in Table 4 following the text of this release.
    For fiscal year 2005, based upon current bookings and market trends, the Company's guidance is for total revenues of $360-370 million and approximately $0.95 to $1.00 of earnings per share on a GAAP basis.* The Company does not currently expect to differentiate its FY '05 results between GAAP and base business.
    Mr. Schoenfeld concluded, "Over the past 12-18 months, we have enacted a number of initiatives to improve our business and enhance our operating platform for growth. To this point we have achieved four consecutive quarters of comp store gains of 9% or above and have significantly expanded our gross and operating margins resulting in an increase in earnings for our base business to $17.0 million compared to a net loss of ($0.9) million one year ago. Our momentum remains strong, our balance sheet is solid and we look forward to further leveraging our unique heritage and global recognition as a leading youth market brand."*
    Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of action sports such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown(TM) Series, the VANS Warped Tour,(R) the VANS World Amateur Skateboarding Championships, and the VANS High Cascade Snowboard Camp,(R) located on Mt. Hood. The Company operates 155 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for action sports snowboard boots, strap snowboard boot bindings under its AGENCY(TM) brand, step-in snowboard boot bindings under its SWITCH(R) brand, and outerwear worldwide. The Company also offers the PRO-TEC line of protective helmets and pads through its subsidiary, Pro-Tec, Inc. Vans' website is www.vans.com and its news releases, SEC filings, and other investor information can be accessed at www.vans.biz.

    *These are forward-looking statements about the Company's sales and earnings for the fourth quarter of fiscal 2004 and/or for fiscal 2005. The Company's actual results could vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry coupled with price compression in the industry; (ii) downturns in the U.S. economy (including, particularly, California and the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the recent war with Iraq, and the terrorist attacks against the United States which occurred on September 11, 2001; (iii) the ability of the Company to sustain growth in its retail business; (iv) any significant interference with the Company's ability to source products from China and/or Philippines; (v) changes in the fashion preferences of the Company's target customers and the Company's ability to anticipate and respond to such changes; (vi) increasing competition in all lines of the Company's business from large, well-established companies with significant financial resources and brand recognition, and niche competitors who market exclusively to the Company's target customers;
(vii) the cancellation of orders which could alter bookings numbers;
(viii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of fluctuations in the value of the euro and the British pound on the Company's European business, and/or the impact on cost of goods of fluctuations in the value of the Chinese renminbi; and (ix) the potential fluctuation of the Company's effective tax rate due to changes in the mix between taxable income from U.S. and foreign jurisdictions. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, which is filed with the Securities and Exchange Commission.



                                                               Table 1
                              Vans, Inc.
       Unaudited Condensed Consolidated Statements of Operations
           (Amounts in thousands, except per share amounts)


                                 Three months ended  Nine months ended
                                   ----------------- -----------------

                                    Feb 28,   Mar 1,  Feb 28,   Mar 1,
                                     2004     2003     2004     2003
                                   -------- -------- -------- --------
Retail sales                       $31,160  $28,371  $91,638  $84,645
National sales                      25,790   22,566  103,553   97,378
International sales                 31,622   29,832   87,251   81,280
                                   -------- -------- -------- --------
   Net sales                        88,572   80,769  282,442  263,303

Cost of sales                       42,073   42,581  145,732  145,881
                                   -------- -------- -------- --------

Gross profit                        46,499   38,188  136,710  117,422
Gross profit percentage               52.5%    47.3%    48.4%    44.6%

Operating expenses
Retail                              15,507   16,136   47,585   48,180
Marketing, advertising and
 promotion                           6,351    6,265   22,046   22,630
Selling, distribution and
 administrative                     16,585   14,825   46,464   40,714
Impairment charges                       0   12,509        0   12,509
Lease termination costs                  0        0    3,892        0
Amortization of intangible assets       92      203      350      568
                                   -------- -------- -------- --------
  Total operating expenses          38,535   49,938  120,337  124,601

Operating income (loss)              7,964  (11,750)  16,373   (7,179)
Operating income percentage            9.0%   -14.5%     5.8%    -2.7%

Other expense, net (a)                 142      775      518    1,035
Interest income, net                  (275)    (254)    (460)    (679)
                                   -------- -------- -------- --------
   Other (income) expense, net        (133)     521       58      356

Income (loss) from continuing
 operations before income taxes and
 minority interest                   8,097  (12,271)  16,315   (7,535)

Income tax (benefit) expense           778   (4,658)   2,486   (3,152)
Minority interest                      226     (368)   1,709      597
                                   -------- -------- -------- --------
Income (loss) from continuing
 operations                          7,093   (7,245)  12,120   (4,980)

Loss from discontinued operations,
 net of tax                              -   (1,961)  (5,088)  (2,471)

Net income (loss)                   $7,093  $(9,206)  $7,032  $(7,451)
                                   ======== ======== ======== ========

Earnings (loss) per share:
Basic weighted average shares
 outstanding                        17,874   17,920   17,851   17,999

Income (loss) from continuing
 operations                          $0.40   $(0.40)   $0.68   $(0.28)
Loss from discontinued operations        -    (0.11)   (0.29)   (0.13)
                                   -------- -------- -------- --------
Net income (loss)                    $0.40   $(0.51)   $0.39   $(0.41)
                                   ======== ======== ======== ========

Diluted weighted average shares
 outstanding                        18,393   17,920   18,245   17,999

Income (loss) from continuing
 operations                          $0.39   $(0.40)   $0.66   $(0.28)
Loss from discontinued operations        -    (0.11)   (0.27)   (0.13)
                                   -------- -------- -------- --------
Net income (loss)                    $0.39   $(0.51)   $0.39   $(0.41)
                                   ======== ======== ======== ========

Footnote:
----------------------------------
(a) Other expense, net consists primarily of licensing royalties, hedging activity, and foreign exchange gains or losses.



                                                               Table 2
                              Vans, Inc.
  Reconciliation of Base Business to Unaudited Condensed Consolidated
                        Statements of Operations
           (Amounts in thousands, except per share amounts)


The Company's results of operations include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing, and amount. The following tables reconcile our unaudited condensed consolidated Statements of Operations to our Base Business, as defined below. This presentation is meant to provide useful information to investors because the Company has made a strategic decision to exit the skatepark business, with the exception of three strategic skatepark locations which the Company plans to keep open primarily to promote brand awareness. Pro forma information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.


                                              Three months ended
                                               February 28, 2004
                                          ---------------------------

                                           Total   Skatepark   Base
                                          Reported Operations Business
                                          Per GAAP    (A)       (B)
                                          -------- --------- ---------

Retail sales                              $31,160    $2,283  $28,877
National sales                             25,790         -   25,790
International sales                        31,622         -   31,622
                                          -------- --------- --------
Net sales                                 $88,572    $2,283  $86,289

Gross profit                              $46,499    $1,672  $44,827
Gross profit percentage                        52%       73%      52%

Asset impairment                               $-        $-       $-
Lease terminations                             $-        $-       $-

Income (loss) from continuing
 operations before income taxes
 and minority interest                     $8,097     $(151)  $8,248
Income (loss) from continuing
 operations                                $7,093     $(151)  $7,244

Loss from discontinued operations,
 net of tax                                    $-        $-       $-

Net income (loss)                          $7,093     $(151)  $7,244

Diluted shares outstanding                 18,393    18,393   18,393

Diluted earnings (loss) per share
Continuing operations                       $0.39        $-    $0.39
Discontinued operations                        $-        $-       $-
                                          -------- --------- --------
Net income (loss)                           $0.39        $-    $0.39



                                                Nine months ended
                                                February 28, 2004
                                         -----------------------------

                                           Total   Skatepark    Base
                                         Reported Operations  Business
                                         Per GAAP     (A)       (B)
                                         --------- --------- ---------

Retail sales                              $91,638    $6,176   $85,462
National sales                            103,553         -   103,553
International sales                        87,251         -    87,251
                                         --------- --------- ---------
Net sales                                $282,442    $6,176  $276,266

Gross profit                             $136,710    $4,469  $132,241
Gross profit percentage                        48%       72%       48%

Asset impairment                               $-        $-        $-
Lease terminations                         $3,892    $3,892        $-

Income (loss) from continuing
 operations before income taxes
 and minority interest                    $16,315   $(4,910)  $21,225
Income (loss) from continuing
 operations                               $12,120   $(4,910)  $17,030

Loss from discontinued
 operations, net of tax                   $(5,088)  $(4,861)    $(227)

Net income (loss)                          $7,032   $(9,771)  $16,803

Diluted shares outstanding                 18,245    18,245    18,245

Diluted earnings (loss) per share
Continuing operations                       $0.66    $(0.27)    $0.93
Discontinued operations                    $(0.27)   $(0.26)   $(0.01)
                                         --------- --------- ---------
Net income (loss)                           $0.39    $(0.53)    $0.92



                                             Three months ended
                                                March 1, 2003
                                         ----------------------------

                                           Total   Skatepark   Base
                                         Reported  Operations Business
                                         Per GAAP     (A)       (B)
                                         --------- --------- ---------

Retail sales                              $28,371    $2,357  $26,014
National sales                             22,566         -   22,566
International sales                        29,832         -   29,832
                                         --------- --------- --------
Net sales                                 $80,769    $2,357  $78,412

Gross Profit                              $38,188    $1,705  $36,483
Gross Profit percentage                        47%       72%      47%

Asset impairment                          $12,509    $5,484   $7,025
Lease terminations                             $-        $-       $-

Income (loss) from continuing
 operations before income taxes
 and minority interest                   $(12,271)  $(5,963) $(6,308)
Income (loss) from continuing
 operations                               $(7,245)  $(3,578) $(3,667)

Loss from discontinued
 operations, net of tax                   $(1,961)  $(1,934)    $(27)
Net income (loss)                         $(9,206)  $(5,512) $(3,694)

Diluted shares outstanding                 17,920    17,920   17,920

Diluted earnings (loss) per share
Continuing operations                      $(0.40)   $(0.19)  $(0.21)
Discontinued operations                    $(0.11)   $(0.11)      $-
                                         --------- --------- --------
Net income (loss)                          $(0.51)   $(0.30)  $(0.21)



                                               Nine months ended
                                                 March 1, 2003
                                         -----------------------------

                                          Total   Skatepark    Base
                                         Reported Operations  Business
                                         Per GAAP    (A)        (B)
                                         -------- ---------- ---------

Retail sales                              $84,645    $7,061   $77,584
National sales                             97,378         -    97,378
International sales                        81,280         -    81,280
                                         --------- --------- ---------
Net sales                                $263,303    $7,061  $256,242

Gross Profit                             $117,422    $5,237  $112,185
Gross Profit percentage                        45%       74%       44%

Asset impairment                          $12,509    $5,484    $7,025
Lease terminations                             $-        $-        $-

Income (loss) from continuing
 operations before income taxes
 and minority interest                    $(7,535)  $(6,863)    $(672)
Income (loss) from continuing
 operations                               $(4,980)  $(4,118)    $(862)

Loss from discontinued
 operations, net of tax                   $(2,471)  $(2,409)     $(62)

Net income (loss)                         $(7,451)  $(6,527)    $(924)

Diluted shares outstanding                 17,999    17,999    17,999

Diluted earnings (loss) per share
Continuing operations                      $(0.28)   $(0.23)   $(0.05)
Discontinued operations                    $(0.13)   $(0.13)       $-
                                         --------- --------- ---------
Net income (loss)                          $(0.41)   $(0.36)   $(0.05)



Footnotes:
----------------------------------------
(A) The skatepark operations include the results of all skateparks which are expected to close within the next 3-15 months. This column does not include three skateparks the Company currently plans to keep open primarily to promote brand awareness.

(B) The Base Business, which is the total consolidated statement of operations, less the operations of the skateparks the Company expects to close and the related lease termination and asset impairment charges, consists of retail store operations, three skateparks which the Company currently plans to keep open, the national wholesale business, the Vans Warped Tour, the Vans High Cascade Snowboard Camp and the international wholesale business.



                                                               Table 3
                              Vans, Inc.
            Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)


                                                    Feb 28,   Mar 1,
                                                     2004      2003
                                                   --------- ---------
ASSETS:
Current assets
Cash and cash equivalents                           $64,464   $53,162
Trade receivables, net                               46,472    41,934
Inventory                                            45,186    50,123
Deferred income taxes                                 2,620     9,394
Other current assets                                  6,081    10,279
                                                   --------- ---------
         Total current assets                       164,823   164,892

Property, plant and equipment, net                   24,165    25,414
Intangible assets                                    47,527    50,645
Other assets                                          3,097     8,601
                                                   --------- ---------

         Total assets                              $239,612  $249,552
                                                   ========= =========

LIABILITIES:

Accounts payable                                    $16,050   $23,879
Other current liabilities                            18,776    10,480
Lease termination costs                                 596         -
Income taxes payable                                  7,675       653
Liabilities held in connection with disposal
 activities                                              84         -
                                                   --------- ---------
         Total current liabilities                   43,181    35,012
Deferred income taxes                                 2,153    10,927
Long-term debt                                        1,189     2,897
                                                   --------- ---------
         Total liabilities                           46,523    48,836

Minority interest                                     1,872     1,976
Shareholders' equity                                191,217   198,740
                                                   --------- ---------
         Total liabilities and
          shareholders' equity                     $239,612  $249,552
                                                   ========= =========


                                                               Table 4
                              Vans, Inc.
       Reconciliation of GAAP Guidance to Base Business Guidance
            (Amounts in millions, except per share amounts)

The Company's results of operations and any forward-looking guidance include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing, and amount. The following tables reconcile our GAAP guidance to our Base Business guidance, as defined below. This presentation is meant to provide useful information to investors because the Company has made a strategic decision to exit the skatepark business, with the exception of three strategic skatepark locations which the Company plans to keep open primarily to promote brand awareness. Pro forma information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with generally accepted accounting principles. Users of this financial information should consider the types of events and transactions for which adjustments have been made.
                                                         Base
                                                         Business
                                                         Excluding
                                           Skatepark     Skatepark
                                           Operations    Operations
                                Total      And Lease     and Lease
Fiscal 2004 Guidance as of      Guidance   Termination   Termination
 March 24, 2004:                Per GAAP   Charges (A)   Charges (B)
-----------------------         --------   -----------   ----------

Full Year Fiscal 2004
-----------------------

Total revenues                  $346 to     Approx. $6     $340 to
                                  $349                       $343

Earnings (loss) per share       $.62 to     Approx $(.18)  $0.80 to
                                  .$64                       $0.82

Q4 Fiscal 2004
-----------------------

Total revenues                 $65 to $68   Approx. $1     $64 to $67

Earnings (loss) per share      $(.14) to    Approx. $(.03)  $(.11) to
                                 $(.16)                       $(.13)

Footnotes:
-----------------------

(A) The skatepark operations include the results of all skateparks which are expected to close within the next 3-15 months. This column does not include three skateparks the Company currently plans to keep open primarily to promote brand awareness.

(B) The Base Business, which is the total consolidated statement of operations, less the operations of the skateparks the Company expects to close and the related lease termination charges, consists of retail store operations, three skateparks which the Company currently plans to keep open, the national wholesale business, the Vans Warped Tour, the Vans High Cascade Snowboard Camp and the international wholesale business.

    CONTACT: Vans, Inc.
             Gary H. Schoenfeld, 562-565-8267
              or
             Integrated Corporate Relations
             Chad A. Jacobs or Brendon E. Frey, 203-222-9013